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                                                                    Exhibit 99.1

YieldUP International Announces Completion of $6 Million Equity
Financing

March 31, 1998 6:44 PM EST

MOUNTAIN VIEW, Calif-(BUSINESS WIRE)-March 31, 1998-YieldUP International Corp. (NASDAQ:YILD)(NASDAQ:YILDZ) today announced that it has completed a $6 million equity financing in a private placement of convertible preferred stock.

The shares of preferred stock have not been registered under the Securities Act of 1933, as amended. The company, subject to certain conditions, may exercise a put option for up to an additional $6 million, and the investors, subject to certain conditions, may exercise a call option for up to an additional $6 million.

Under the securities purchase agreement, the company has issued 600 shares of Series A preferred stock, which are initially convertible into an aggregate of approximately 615,000 shares of the company's common stock.

After the satisfaction of certain holding periods, each of the newly issued shares of Series A preferred stock is convertible, at the option of the holder, into shares of common stock of the company based upon a conversion price of $10.8625 per share or if lower, 100% of the market price, defined as the lowest closing bid price during the 20 trading days preceding a conversion.

The Series A preferred stock bears a dividend of 5% per year, payable in kind. The shares of Series A preferred stock are subject to automatic conversion after three years if not previously converted.

YieldUP has agreed to file a registration statement for the resale of the shares of YieldUP common stock acquired on conversion of the convertible preferred stock. The shares of convertible preferred stock and the shares of common stock issuable on conversion thereof may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, or the availability or an exemption from such registration requirements.